Exhibit 99.1

IONIX TECHNOLOGY INC. PLANS TO ENTER INTO THE PHILIPPINES FINANCIAL MARKET

Xinyu City, China  June 19, 2017-  Ionix Technology Inc. – (OTCQB: IINX, the “Company”) is a Nevada corporation formed on March 11, 2011 and focused on becoming an aggregator of energy cooperatives in China, today announced its plan to enter into the Philippines financial services sector.

While Ionix is still focusing heavily on the energy sector, the Company has a compelling vision to expand its business landscape and isnow actively involved in exploring investments opportunities in the financial services sector in the Asia Pacific region.

Ionix foresees the Philippines as being the first anticipated market in its Asia Pacific expansion plan, due to its large population base, its rapidly expanding financial market, and within the roadmap of the China mega “Belt and Road Plan”. Ionix hopes to utilize its capital market experience to enter into the financial market in the Philippines.  After months of in-depth research and a couple of site visits to Philippines, Ms. Doris Zhou, the CEO and Chairman of the Board, has decided that it is in the Company’s best interest tto fully explore the various investment opportunities in the Philippines, and to potentially seek to acquire or invest in a financial institution with appropriate financial service licenses.

Ms. Doris Zhou commented, “Given the slowdown of the Chinese economy, our future growth will very much depend on finding business opportunities overseas. The Chinese government’s widening acceptance of opportunities in the Philippines presents the Company with a new and exciting opportunity to start our first outbound investment.”

At the same time the Company’s focus in energy sector remains unchanged. The Company is actively seeking additional new prospects for technology enhancements, design, manufacturing and production of the Company’s lithium-ion battery products and future product development.

For further information, please contact:
Ms. Doris Zhou
Ionix Technology Inc.
Address: Chengdong Industrial Park, Fenyi County, Xinyu City, Jiangxi Province, China 338000
Phone: 1-702-475-5906
Email: doris@iinx.biz
Website: http://www.iinx.biz

About Ionix Technology Inc.
Ionix Technology Inc. (OTCQB: IINX, the “Company”) is a Nevada corporation formed on March 11, 2011 and focused on becoming an aggregator of energy cooperatives to achieve optimum price and efficiency in creating and producing technology and products that emphasize long life, high output, high energy density, and high reliability. The Company, by and through its wholly-owned subsidiary, Well Best International Investment Limited, a limited liability company formed under the laws of Hong Kong Special Administrative Region (“Well Best”), and through its indirect wholly owned subsidiaries Lisite Science Technology (Shenzhen) Co., Ltd (“Lisite Science”), and Shenzhen Baileqi Electronic Technology Co., Ltd. (“Baileqi Electronic”) has commenced its lithium batteries and other production operations. Additionally, the Company is the majority owner of Welly Surplus International Limited, a Honk Kong limited company which conducts the Company’s financial and accounting business.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.